Exhibit (e)(25)

Name of Executive	Benefit Level Under Section 6 of of CIC Agreement	Benefit Level Under Section 8 of of CIC Agreement	Exhibit Reference

Sheree L. Aronson	Two Times	Two Years	(e)(23)

Leonard R. Borrmann	Two Times	Two Years	(e)(23)

Robert F. Gallagher	Two Times	Two Years	(e)(23)

Michael J. Lambert	Two Times	Two Years	(e)(23)

Richard J. DeRisio	Two Times	Two Years	(e)(24)

Alan Waterhouse	Two Times	Two Years	(e)(24)